EXHIBIT 10.5
AMENDED AND RESTATED
RAILCAR SERVICING AGREEMENT
dated as of June 30, 2005
between
AMERICAN RAILCAR LEASING LLC
and
AMERICAN RAILCAR INDUSTRIES, INC.

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

		Page
19.	CONSENT TO JURISDICTION	21
20.	WAIVER OF JURY TRIAL	21

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AMENDED AND RESTATED RAILCAR SERVICING AGREEMENT
            AMENDED AND RESTATED RAILCAR SERVICING AGREEMENT (this “Agreement”), dated as of June 30, 2005, between AMERICAN RAILCAR LEASING LLC, a Delaware limited liability company (“ARL”) and AMERICAN RAILCAR INDUSTRIES, INC., a Missouri corporation (“ARI”), effective as of April 1, 2005.
WITNESSETH:
            WHEREAS, ARL and certain of its Affiliates own, or provide management services with respect to, certain railcars; and
            WHEREAS, ARL desires to retain ARI to provide maintenance services for such railcars for and on behalf of ARL and certain of its Affiliates, and ARI desires to accept such engagement.
            NOW, THEREFORE, the parties hereto, desiring legally to be bound, agree as follows:
            1. Definitions and Rules of Interpretation.
            1.1. Definitions. As used herein, the following terms shall have the following meanings:
            “AAR” means the Association of American Railroads and any successor thereto.
            “Accounting Services” means the (i) preparation of rolling stock tax schedules and coordination of related payments, (ii) processing of accounts payable and coordination of related payments, (iii) maintaining database on Car mileage contracts, and (iv) auditing earnings from railroads against shipping information to confirm credits and rate payments, communicating with railroads to resolve credit and rate payment issues that arise from audits, and arranging for correct invoices and supporting documentation to be provided to ARL and its designated accounting representatives.
            “Affiliate” of any Person means any individual, corporation, partnership, joint venture, association or other entity that directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person. For purposes of this definition, “control,” when used with respect to any person, means the power to direct the management or policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. The terms “controlling” and “controlled” have the meanings correlative to the foregoing.
            “Agreement” shall have the meaning set forth in the preamble hereof.
            “ARI” shall have the meaning set forth in the preamble hereof.
            “ARL” shall have the meaning set forth in the preamble hereof.

            “ARL Indemnified Persons” shall have the meaning set forth in Section 7.1.
            “Business Day” shall mean each day that is neither a Saturday, Sunday nor other day on which banking institutions or trust companies in New York, New York are legally authorized or required to close.
            “Cars” means at any time the hopper, tank and other railcars owned or managed by ARL or any of its Affiliates and presented to ARI for servicing hereunder in accordance with Section 2.2.
            “Claim” shall have the meaning set forth in Section 7.1.
            “DOL” means the United States Department of Labor.
            “DOT” means the United States Department of Transportation.
            “Engineering Support Services” means (i) reviewing Cars with knowledge of all AAR interchange rules, Regulatory Authority regulations and mandated requirements and associated recommendations, (ii) providing specific repair instructions to shops when structural damage is present, (iii) preparing sales project and engineering and reassignment project estimates, (iv) reviewing all AAR circular letters and notification when information affects the Cars, (v) quality assurance procedure preparation, (vi) development of specifications for equipment retrofits, (vii) performing Car inspections and preparing related reports, (viii) auditing plants and shops to ensure compliance with Regulatory Authority regulations and mandated requirements and associated recommendations, (ix) life cycle maintenance planning, (x) preparing HM-201 procedures and analyzing associated data, and (xi) preparing and maintaining standard repair manuals for Cars.
            “Environmental Law” shall mean all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations relating to human health, safety, natural resources, or the environment or the generation, use, treatment, transport, handling, storage, disposal, or release of any materials into the environment, including, but not limited to, CERCLA, RCRA, the Clean Air Act, the Clean Water Acts, the Hazardous Materials Transportation Act (49 U.S.C. Sections 1801 et seq.), and the Toxic Substances Control Act (15 U.S.C. Sections 2601 et seq.), and the regulations promulgated pursuant to any of the foregoing and similar state and local statutes.
            “Fees” shall have the meaning set forth in Section 6.3.
            “Fleet Management Services” means acting as liaison to regulatory agencies and industry groups, providing Car repair disposition and processing of Cars through repair facilities so as to effect necessary and proper repairs and Maintenance while minimizing out-of-service time, maintaining proper mechanical Car records for all Cars and providing purchasing and inventory management of materials used in the repair and maintenance of Cars, including (i) providing inbound shop disposition as requested by ARL for Cars to be delivered to shops for defect repair, preventive maintenance, reassignment, or railroad damage repair, (ii) preparing and transmitting shop instructions to repair shops, (iii) dispatching mobile units for minor repairs and assistance in unloading, (iv) authorizing all car repair estimates from mobile units, mini-shops and repair shops, (v) completing repair analysis paperwork for ARL authorization when repair estimates exceed Exhibit B approved limits, (vi) submitting customer billing for Cars serviced in contract shops to ARL offices for approval and follow-up for authorization, (vii) approving all Car repair invoicing and updating mechanical records as required, (viii) verifying that all repair shops have proper certification for work being performed, (ix) providing outbound disposition to repair shops and monitor estimated out dates for accuracy, (x) auditing repair shops used for Maintenance, (xi) auditing all railroad interchange repair invoices, (xii) submitting all valid claims for counter billing authority and following up with railroads for payment, (xiii) updating and maintaining mechanical database, including scheduled preventive maintenance activities for each Car and delivery of notices to ARL or its designee of upcoming scheduled preventive maintenance for Cars, (xiv) updating and maintaining repair history database, (xv) submitting joint inspection certificates, defect cards and invoicing to responsible railroads; (xvi) providing depreciated value statements and providing all services in connection with associated invoicing and documentation, (xvii) negotiating shop labor rates, (xviii) obtaining competitive scrap bids and providing all services in connection with associated invoicing and documentation, and (xix) providing all services in connection with administration of storage yards and auditing of associated invoices.
            “Governmental Authority” shall mean any federal, state, local or foreign government or any court, agency, authority, instrumentality or regulatory body (including any Regulatory Authority) thereof.
            “Hazardous Substance” shall mean any hazardous substance, pollutant, contaminant, waste, or material designated, regulated, or defined under or with respect to which any requirement or liability may be imposed pursuant to any Environmental Law.
            “ICC” means the United States Interstate Commerce Commission.
            “Incidental Services” shall have the meaning set forth in Section 4.5.
            “Maintenance” shall have the meaning set forth in Section 4.1.
            “Mandatory Alteration” shall have the meaning set forth in Section 4.2.
            “Other Services” shall have the meaning set forth in Section 6.3.
            “Owner” means any Person that owns Cars.
            “Payments” shall have the meaning set forth in Section 6.1.
            “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or other entity, or Governmental Authority.

            “Regulatory Authorities” means the ICC, the DOT, the DOL, the AAR or any other governmental authority or industry agency or authority that has proper jurisdiction to regulate the ownership, leasing, operation, maintenance or use of the Cars.
            “Regulatory Services” means (i) the education of employees on Regulatory Authority issues, (ii) providing summaries of new and amended regulations and responsibilities, (iii) performance of regulatory audits, (iv) preparing fleet analysis with regard to Regulatory Authority regulations and mandatory requirements, (v) verifying and maintaining all regulatory documents, including SS#3, HM-201, and R1 forms, and submitting SS#3 information to SIMS, (vi) providing advice as to the most efficient way to cause the Cars to comply applicable regulations, and (vii) providing technical assistance in the administration of legal matters involving regulatory issues.
            “Reporting Services” means (i) providing monthly summary reporting of Cars for which ARI is providing Maintenance and Services, and (ii) providing quarterly key process indicator reports on measurement areas defined by ARI and ARL.
            “Safety and Environmental Services” means (i) the education of employees on safety and safety awareness, (ii) providing reviews of safety and environmental regulations, (iii) performance of environmental and safety audits, and (iv) providing technical assistance in the administration of legal matters involving environmental and safety issues.
            “Services” means (i) Accounting Services, (ii) Engineering Support Services, (iii) Fleet Management Services, (iv) Regulatory Services, (v) Reporting Services, (vi) Safety and Environmental Services, (vii) UMLER Services, and (viii) Incidental Services, and each of them, a “Service.”
            “Term” means the term of the maintenance and other obligations of ARI and ARL hereunder with respect to the Cars, commencing as of the date hereof and continuing until terminated as provided in Section 3.
            “Termination Event” shall have the meaning set forth in Section 8.1.
            “UMLER” means Uniform Machine Language Equipment Register of the AAR.
            “UMLER Services” means (i) adding new Cars to UMLER, (ii) maintaining UMLER to ensure accurate records and proper payment of mileage rates by railroads, (iii) submitting quarterly updates to the Official Railway Equipment Register, (iv) filing for OT-5 approval, and (v) preparing and submitting all documentation required during UMLER audits.
            “User Lease” means any car service contract or other lease of one or more Cars or any separate schedule or rider to a master car service contract or other lease and which schedule or rider incorporates by reference all of the terms and conditions of such master contract or lease other than those in other schedules or riders thereto or as specifically identified in such schedule or rider.

            “User” means any shipper, railroad or other Person not an Affiliate of ARL or any Owner who uses Cars pursuant to a User Lease.
            1.2. Rules of Interpretation. For purposes of this Agreement (including any Exhibit hereto), unless otherwise specified herein:
            (i) accounting terms used and not specifically defined therein shall be construed in accordance with generally accepted accounting principles and practices that are recognized as such by the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof consistently applied as to the party in question;
            (ii) the term “including” means “including without limitation,” and other forms of the verb “to include” have correlative meanings;
            (iii) references to any Person include such Person’s permitted successors (and references to any Governmental Authority include any Person succeeding to such Governmental Authority’s functions);
            (iv) in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;
            (v) “month” means a calendar month and “year” means a calendar year unless specifically noted otherwise;
            (vi) the words “hereof”, “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement;
            (vii) the term “or” means “and/or”, as applicable;
            (viii) the meanings of defined terms are equally applicable to the singular and plural forms of such defined terms;
            (ix) references to “Section” or “Schedule” herein are references to Sections and Schedules in this Agreement;
            (x) the various captions (including any table of contents) are provided solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement;
            (xi) references to any statute or regulation refer to that statute or regulation as amended from time to time, and include any successor statute or regulation of similar import; and

            (xii) all references to any contract, document or agreement shall mean such contract, document or agreement as amended, supplemented, restated and otherwise modified and in effect from time to time.
            2. Engagement of ARI.
            2.1. Engagement. ARL hereby engages ARI (i) to maintain the Cars on behalf of ARL and (ii) to provide the Services to ARL, in each case on the terms and conditions set forth herein, and ARI hereby accepts such engagement. In this regard, ARI will act as an independent contractor on behalf of ARL and not as an agent or employee of ARL or any other Person.
            2.2. Notification of Cars. From time to time ARL shall deliver a notice to ARI containing the schedule of Cars for which ARI shall provide Maintenance and Services hereunder. ARI shall be entitled to charge ARL for Payments and Fees hereunder based on the last-delivered such schedule until the time that ARL delivers a notice to ARI under this Section 2.2 containing a new schedule replacing such previously delivered schedule.
            3. Term.
            3.1. Duration of Term.
                  (a) The Term shall commence as of the date hereof and shall continue until June 30, 2006 and shall automatically renew for one-year periods thereafter, unless terminated on an earlier date by either ARI or ARL in accordance with the terms and conditions set forth herein. The obligations of ARL and ARI hereunder arising during the Term, or as may otherwise be specifically provided for in this Agreement, shall survive the expiration or earlier termination of the Term.
                  (b) Either ARI or ARL, in its sole discretion, may terminate the Term of this Agreement by providing six (6) months’ prior written notice to the other party, which termination shall be effective as set forth in such notice but in no event less than six (6) months from the date of such notice, and upon the effective date of any such termination neither ARI nor ARL shall be responsible for any Payments, Fees, or other expenses associated with such terminated Services.
            3.2. Termination by ARI. In the event that ARI provides notice of termination, at any time, of this Agreement, ARI shall pay to ARL as a penalty for such termination, the amount of $500,000 in immediately available funds.
            4. Duties of ARI. Subject to the terms and provisions hereof, ARI shall provide or arrange for the provision of the services specified in this Section 4 to and on behalf of ARL during the Term.

            4.1. Maintenance.
                  (a) ARI shall use reasonable commercial efforts to cause the Cars to be maintained in good operating order and condition (the “Maintenance”). The standard for Maintenance shall be the highest of (i) standard industry practice, (ii) any standard required or set forth for the Cars or railcars of a similar class by law or any Regulatory Authority, and (iii) with respect to the Cars leased to each User, any standard set by such User, whether by terms of a User Lease or by other understanding or agreement between a User and ARL or an Owner; provided, however, that such standard shall never be lower than the standard for Maintenance provided to any other customer of ARI to which ARI provides general maintenance services for a fleet of owned or leased railcars; and provided, further, that subject to Section 4.2, (1) expenditures for Maintenance in excess of those expenditures that ARI, in the exercise of its reasonable commercial judgment, would make if the relevant Cars were owned by it, shall not be made without the prior written consent of ARL unless such Maintenance is required pursuant to applicable law or the rules and regulations of any Regulatory Authority and (2) unless required pursuant to applicable law or the rules and regulations of any Regulatory Authority or consented to in writing by ARL, no action shall be taken hereunder by ARI, regardless of cost, that reduces the value or utility of any Car. Maintenance shall include, without limitation, all maintenance, repairs, servicing, painting, alterations, modifications, improvements or additions to the Cars in order to meet any of the foregoing standards. Maintenance also shall include sales of railcar materials and parts requested by railroads, mobile units, mini-shops or ARL. Simultaneously with the execution and delivery of this Agreement, ARL shall provide ARI with guidelines with respect to certain Cars, which guidelines may be amended by ARL from time to time. In the event that Maintenance is to be provided in respect of any Car covered by such guidelines, ARI shall notify ARL prior to the performance of such Maintenance. ARI shall also periodically inspect the Cars as it deems reasonably necessary in order to determine whether the Cars are being properly used and maintained and shall notify ARL promptly upon obtaining actual knowledge of (i) damage or wear and tear or contamination or other effect on any Car that makes repair or continued operation uneconomic or renders such Car unfit for commercial use, (ii) destruction of any Car that constitutes a total loss, (iii) the taking or appropriating of title to any Car by any Governmental Authority under the power of eminent domain or otherwise, (iv) the taking or requisitioning of any Car for use by any Governmental Authority under the power of eminent domain or otherwise for a period of more than forty five (45) consecutive days, (v) the occurrence of any other event that would cause any Car to be taken out of service for more than forty five (45) consecutive days, or (vi) the imposition of any new law or any rules or regulations by any Regulatory Authority that may have a material impact on the revenues or expenses relating to the Cars. Should unusual wear, premature failure or other such events require any Cars to be taken out of service or be subject to unusually high Maintenance costs, ARI will inform ARL of any special engineering investigations or other expenses required in connection therewith, and will advise ARL of the cost of such investigations prior to performing necessary work. Such investigations shall be performed at ARL’s expense, but shall not be commenced without ARL’s prior written approval.
                  (b) Maintenance may be performed by ARI or third Persons as may be designated by ARL from time-to-time. All other services to be provided by ARI under this Agreement shall be performed by ARI unless otherwise consented to in writing by ARL.

                  (c) If material supplied by ARI or work performed by it is found to be defective, ARL shall notify ARI and ARL shall have the right to require the prompt correction thereof by ARI at ARI’s expense and risk or, at ARL’s option, ARL may correct the work or have the same corrected, charging ARI for the cost of making such correction. Such correction shall not affect ARI’s warranty pursuant to Section 4.1(d). If correction of such work is impractical, in the opinion of ARL, ARI shall bear all risk after notice of rejection and ARI will, if requested in writing to do so by ARL, at ARI’s expense, promptly replace such work or the parts thereof that are defective or, if ARI fails to replace promptly such work or parts, ARL may by contract or otherwise replace such work or such parts and charge ARI the excess cost occasioned to ARL thereby. In lieu of the foregoing, ARL may reject and/or return any defective work or materials and ARI shall refund to ARL any payment made therefor.
                  (d) ARI warrants to ARL that (i) all labor furnished to ARL hereunder shall be performed in a workmanlike manner, (ii) all parts furnished to ARL hereunder that are designed by ARI shall be free from all defects in design and materials, and (iii) all parts furnished to ARL hereunder that are designed by ARL and manufactured by ARI shall be free from all defects in materials. ARI agrees that this warranty shall survive acceptance of and payment for such Maintenance. In the event that ARL requests that ARI obtain any parts from a third party, ARI shall assign to ARL any warranties obtained from such third party in respect of such parts or, if such third party warranties are not assignable, shall cooperate with ARL so as to afford ARL the benefit of such third party warranties.
            4.2. Compliance with Law. ARI shall comply in all respects with all applicable laws, rules and regulations of all Governmental Authorities in the operations of its business and in carrying out its obligations hereunder. ARI, at ARL’s expense, shall use reasonable commercial efforts to cause the Cars to comply, and ARL agrees that each User Lease entered into or renewed after the date hereof shall require the User thereunder to comply, in all respects with all applicable laws, rules and regulations of the Regulatory Authorities. In the event that such laws, rules or regulations require any alteration of a Car, or in the event that any equipment or appliance of a Car shall be required to be changed or replaced, or in the event that any additional or other equipment or appliance is required to be installed on a Car in order to comply with such laws, rules or regulations (a “Mandatory Alteration”), ARI shall notify ARL that a Mandatory Alteration is required and, if ARL so instructs, at ARL’s expense, shall make such alteration, change, replacement or addition. In addition, promptly after ARI has notice that any laws, rules or regulations will or may require a Mandatory Alteration, ARI shall notify ARL whether ARI believes, in the exercise of its good faith business judgment, that such law, rule or regulation should be contested.
            4.3. Services.
                  (a) Subject to the terms and provisions hereof, ARI shall provide the Services to and on behalf of ARL during the Term.
                  (b) ARL shall furnish to ARI all such information as may be reasonably necessary to enable ARI to provide the Services.
            4.4. Records, Inspection, Reports and Information.

                  (a) ARI shall maintain separate, complete and accurate records relating to the Cars and all matters covered by this Agreement in equivalent or better form and to an equivalent or better extent as ARI customarily maintains records in respect of railcars that it maintains for and on behalf of other Persons. ARI shall, upon request of ARL, promptly deliver to ARL or its designee originals or copies of such records pertaining to the Cars.
                  (b) ARL, each Person with a beneficial interest in the Cars, and their respective designees shall have the right, at ARL’s expense, for their respective representatives to inspect the Cars (subject to the terms of any applicable User Lease), any records relating thereto, and the operations of ARI utilized in providing the services required of it hereunder at such times during normal business hours as shall be reasonable to confirm the existence of the Cars and records relating thereto, proper Maintenance of the Cars, and the proper performance of the Services hereunder during the continuance of this Agreement and, in the case of the records, for one year thereafter. In the event that a Termination Event is then continuing or if any such inspection reveals that ARI has not complied with its obligations hereunder, in addition to taking action to comply with this Agreement, ARI shall reimburse ARL for the costs of inspection to the extent that such costs relate to such non-compliance.
                  (c) Within ninety (90) days after the end of each year during the Term, commencing with the year 2004, ARI will furnish to ARL a certificate signed by a duly authorized officer of ARI showing or stating that a review of the activities of ARI during such year has been made by ARI with a view to determining whether ARI has kept, observed, performed and fulfilled all of its obligations under this Agreement and that, to the best of such authorized officer’s knowledge, ARI has during such year kept, observed, performed and fulfilled all such obligations or, if a Termination Event, or an event that, with the passage of time or the giving of notice or both, would cause a Termination Event, has occurred and is continuing, specifying such Termination Event and all such events and the nature and status thereof and what action ARI proposes to take with respect thereto.
                  (d) ARI shall promptly notify ARL of the occurrence of any Termination Event and of any event or condition that, with the giving or notice or the passage of time, or both, would constitute a Termination Event.
                  (e) ARI shall furnish such additional information as ARL may reasonably request from time to time in connection with the services to be provided by ARI hereunder.
            4.5. Incidental Services. ARI shall be responsible for the provision of such other services incidental to, or as may be reasonably necessary in connection with, the foregoing services described in this Section 4 or as may from time to time be required under the User Leases with respect to Cars (the “Incidental Services”).
            4.6. Return of Cars Upon Expiration of Term. Upon the expiration or earlier termination of the Term, ARI, at its expense but reimbursable as a Payment hereunder, will deliver possession of each Car then in its possession or control, but not subject to a User Lease, to ARL or its designee upon such storage tracks within the continental United States that ARI is legally entitled to use, and shall store the Cars on such tracks for a period not exceeding ninety

(90) days and transport the same at any time within such 90-day period to any connecting carrier for shipment, all as directed by ARL upon not less than thirty (30) days prior notice to ARI. During any such storage period, ARL or any Person designated by it, including the authorized representative or representatives of any Owner or any prospective purchaser of any such Cars, may inspect such Cars.
            4.7. Insurance.
                  (a) ARI shall obtain, and shall at all times during the Term maintain in full force and effect, with financially sound and reputable insurers selected in accordance with sound commercial and industry practices such property, casualty, public liability and other insurance on its property, assets, and business in such amounts and against such risks as is consistent and in accordance with sound commercial and industry practice for activities similar to ARI’s obligations hereunder.
                  (b) Without limitation on the foregoing clause (a), ARI shall obtain, and shall at all times during the Term maintain in full force and effect, with respect to the Cars, policies of such insurance and against such risks as are maintained by ARI from time to time with respect to other railcars for which it performs maintenance and servicing, including casualty, public liability and pollution coverage for all losses related to cargo, including clean-up costs and legal defense costs, subject, in each case, to compliance with certain insurance-related provisions in the User Leases and other provisions of this Section 4.7. Such insurance shall be in addition to any insurance provided by a User pursuant to the terms of any lease to which such Car is then subject. All insurance obtained by ARI with respect to the Cars may (and shall to the extent reasonably practicable unless ARL objects) be maintained under policies of insurance that ARI obtains for itself and other railcars so long as ARL and any other Persons designated by ARL are additional insureds thereunder and loss payees, as their interests may appear, with respect to the Cars, and such insurance may be placed through insurers who are Affiliates of ARI so long as the prices and terms thereof are comparable to those that could be obtained from comparable unaffiliated insurers. Copies of policies and certificates of insurance with respect thereto shall be furnished promptly to ARL. If at any time the insurance maintained by ARI on the Cars shall lapse or have limits lower than as described therein for whatever reason, ARI, promptly upon receipt of notice of the lapse of or decrease in such insurance coverage, shall give notice to ARL of the same. ARI shall also notify ARL promptly with respect to any default in the payment of any premium or of any other act or omission of ARI or of any other Person of which ARI has knowledge that might invalidate, render unenforceable, result in a lapse of or reduce any insurance coverage on the Cars maintained by ARI pursuant to this Agreement. ARI shall collect any amounts due from the insurers under such policies and shall provide ARL with such reasonable assistance as ARL may request in any dealings that ARL may have with such insurers, including the pursuit of any claims under such policies. To the extent that ARI elects to self-insure against certain risks with respect to the Cars, then upon the occurrence of an applicable insurable event with respect to a Car, ARI shall remit to ARL the amount of such self-insured risk.
                  (c) Each insurance policy maintained by ARI pursuant to the provisions of Section 4.7(b) shall (i) expressly provide that no cancellation or termination thereof or material change therein shall be effective unless at least thirty (30) days’ prior written notice shall have been given to ARL, (ii) expressly provide that if such insurance shall be cancelled for any reason whatsoever, or if any substantial changes are made in the coverage that affect the interest of ARL or any other Person listed as an additional insured or loss payee, or if such insurance shall be allowed to lapse for nonpayment of premium, such cancellation, change or lapse shall not be effective as to ARL and any such other Person for thirty (30) days after receipt by ARL of written notice from such insurers of such cancellation, change or lapse, (iii) permit ARL or any such other Person to make payments to affect the continuation of such insurance coverage upon notice of cancellation due to nonpayment of premium, and (iv) expressly provide that if such insurance shall not be renewed for any reason whatsoever, such insurers shall provide written notice of such non-renewal to ARL at least thirty (30) days prior to the expiration date of the policy.
                  (d) ARI shall deliver or cause to be delivered to ARL (i) no later than the date hereof, certificates evidencing the insurance required pursuant to this Section 4.7 and evidence satisfactory to ARL that the Cars have been properly included in a schedule to the insurance policies required pursuant to Section 4.7(b), and (ii) promptly after each renewal thereof, additional certificates evidencing the renewal of such insurance.
                  (e) In the event that any insurance coverage required by Section 4.7(b) or the limits, deductible amounts, or requirements thereof are not reasonably available and commercially feasible in the available insurance market, ARL shall not unreasonably withhold its agreement to waive the requirement of such coverage, limits, deductible amounts, or requirements to the extent the maintenance thereof is not so available; provided, however, that (i) ARI shall have made a request for such waiver and shall have provided ARL with written reports prepared by an independent insurance advisor certifying that such coverage, limits, deductible amounts, or requirements are not reasonably available and commercially feasible in the available insurance market for railcars similar to the Cars and, where the required amount of coverage is not so available, certifying as to the maximum amount that is so available and (ii) any waiver granted pursuant to this clause shall be effective only during the period that the coverage, limits, deductible amounts, or requirements thereby waived are not reasonably available and commercially feasible in the available insurance market.
            4.8. Authorizations. ARI shall obtain, and shall at all times during the Term maintain in full force and effect, all consents, licenses, approvals, permits, certificates, registrations, filings, orders, and other authorizations to be obtained from any Governmental Authority or other Person, and shall acquire, maintain, exercise and renew all rights, contracts, powers, privileges, leases and franchises, in each case that are necessary or advisable for or with respect to the conduct of ARI’s business including its execution, delivery, performance, and observance of this Agreement.
            4.9. Facilities, Employees and Materials. ARI shall at all times during the Term (a) operate and maintain sufficient facilities, (b) hire, engage and retain a sufficient number of employees and independent contractors with sufficient skill and experience, and (c) obtain sufficient quality parts and materials, in each case necessary or advisable for ARI to provide the services required to be provided by it hereunder in accordance with the terms hereof.

            5. Representations and Warranties. Each of ARL and ARI represents and warrants to the other as follows:
      (a) It is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. It has all necessary entity power and authority and has taken all entity action necessary to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder.
      (b) This Agreement has been duly executed and delivered by it and is a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) the effect of bankruptcy, insolvency, reorganization, moratorium, marshalling or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors generally and (ii) general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.
      (c) Neither the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder nor the consummation of the transactions contemplated hereby will (i) with or without the giving of notice or the passage of time, or both, violate, or be in conflict with, or permit the termination of, or constitute a default under, or cause the acceleration of the maturity of, any agreement, debt or obligations of any nature of it or to which it is a party or bound, (ii) require the consent of any party to any agreement, instrument or commitment to which it is a party or to which it or its properties is bound, (iii) violate any statute or law or any judgment, decree, order, regulation or rule of any court or other Governmental Authority to which it is subject, or (iv) result in the creation of any lien, security interest or other encumbrance (other than permitted lien under any financing arrangement) on its assets, which in the case of (i), (ii), (iii), or (iv) would cause the transactions contemplated by this Agreement not to be consummated or that would have a material adverse effect on the business, financial condition or operations of the other party to this Agreement.
      (d) No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority or is required to be made or obtained by it in connection with the execution, delivery and performance of this Agreement, the performance by it of its obligations hereunder or the consummation of the transactions contemplated hereby, the failure of which to have been made or obtained would have a material adverse effect on the ability of such party to perform its obligations hereunder, on the right and obligation of ARL to manage the Cars or on the business, financial condition, or operations of any party to this Agreement.
            6. Payments and Fees.
            6.1. Maintenance Payments. For Maintenance and all other services provided under this Agreement by ARI (including the services provided pursuant to Section 4.1(a), but excluding the Services), ARL will pay (a) for all such Maintenance and other services other than painting, lining and cleaning services, (i) with respect to materials and parts utilized in the performance of such services, (A) if ARI purchases such materials or parts, ARI’s actual costs of purchasing such materials or parts including inbound freight costs plus fifteen percent (15%) or (B) if ARI manufactures such materials or parts, ARI’s then-current market selling price for such materials or parts plus (ii) labor costs at an initial hourly rate per car of $49.00, as adjusted by the parties pursuant to the terms of Section 6.2, and (b) for all painting, lining and cleaning services, ARI’s then-current market selling price for such services. All of the foregoing required payments shall be in each case subject to Section 6.7 and shall constitute, collectively, the “Payments”. ARI will invoice ARL monthly in arrears for all Payments, and ARL will pay all invoiced Payment amounts within ten (10) days from the date of invoice. Each invoice shall contain a summary, in reasonable detail, of ARI’s calculation of the amount of Payments for the subject month, which calculation shall be binding upon ARL, absent manifest error.
            6.2. Annual Adjustments to Maintenance Payments. ARL and ARI will meet no later than November 1 of each year during the Term to review the hourly labor rate set forth in Section 6.1(a)(ii). In the event that ARI desires that such hourly labor rate be increased, or ARL desires that such rate be decreased, for application during the next succeeding year, ARI shall submit to ARL or ARL shall submit to ARI, as the case may be, a proposed hourly rate based on the average costs of labor provided by third parties, as determined jointly by the parties based on independent surveys, which rate shall take into account ARI’s direct costs of labor and shall include amounts for ARI’s plant or facility overhead based on ARI’s job cost system for allocating overhead. ARL and ARI shall negotiate in good faith to arrive at any increase or decrease of the hourly labor rate applicable in the next succeeding year by no later than December 1 of such year. If ARI and ARL cannot agree by such December 1 to a proposed increase or decrease in the hourly labor rate based on the information provided for above, then ARI shall notify ARL on such December 1 that, for the next succeeding year, ARI shall have the right to receive either (a) the then-current hourly rate or (b) the then-current hourly rate plus five percent (5%) per hour; provided that if ARI chooses (b) above, ARL shall have the option to, by notice to ARI by no later than December 31 of such year, terminate this Agreement upon thirty (30) days’ notice, during which thirty (30) day period the then-current hourly rate shall apply notwithstanding ARI’s notice to the contrary. Anything to the contrary notwithstanding, the hourly rates for labor that are in effect at any time shall not exceed the then current standard rates published by the AAR for such types of labor. The costs to ARL for Maintenance performed by third parties rather than ARI will be the charges therefor as invoiced by such third parties, without mark-up by ARI. Such third party charges will be reviewed and audited for fairness by ARI on behalf of ARL.
            6.3. Fees for Services. For all of the Services provided under this Agreement by ARI, ARL will pay ARI an amount equal to (a) for the Accounting Services, Two Dollars and Twenty-Five Cents ($2.25) per Car per month plus (b) for all Services other than the Accounting Services (the “Other Services”), Six Dollars ($6.00) per Car per month, for a total of Eight Dollars and Twenty-Five Cents ($8.25) per Car per month, based on the Cars notified by ARL to ARI in accordance with Section 2.2 and pro rated for any Cars that are not included for any whole month, with no additional amount payable therefor whether for ARI’s labor and overhead expenses attributable to the provision of the Services, including the costs of maintaining the employees who provide the Services, or otherwise (collectively, the “Fees”). ARI will invoice ARL monthly in advance for all Fees for all Services performed hereunder, and ARL will pay all invoiced Fee amounts within ten (10) days from the date of invoice. Each invoice shall be accompanied by a summary, in reasonable detail, of ARI’s calculation of the amount of Fees for the subject month, which calculation shall be binding upon ARL, absent manifest error. The termination of any Services in accordance with Section 4.3(a) shall result in a reduction of all Fees payable under this Section 6.3 with respect to such terminated Services, pro rated for any month during which such Services are terminated if not terminated as of the last day of such month.
            6.4. Annual Adjustments to Service Fees. ARL and ARI will meet no later than November 1 of each year during the Term to review the rates for Fees set forth in Section 6.3. In the event that ARI desires that the rate or rates for Fees for either or both of the Accounting Services or the Other Services be increased, or ARL desires that such rate or rates be decreased, for application during the next succeeding year, ARI shall submit to ARL or ARL shall submit to ARI, as the case may be, a proposed rate or rates, as applicable. ARL and ARI shall negotiate in good faith to arrive at any increase or decrease of such rate or rates applicable in the next succeeding year by no later than December 1 of such year. If ARI and ARL cannot agree by such December 1 to a proposed increase or decrease in any such rate, then ARI shall notify ARL on such December 1 that, for the next succeeding year, ARI shall have the right to receive either (a) the then-current applicable rate or (b) the then-current applicable rate plus five percent (5%); provided that if ARI chooses (b) above, ARL shall have the option to, by notice to ARI by no later than December 31 of such year, terminate this Agreement as to the Accounting Services or the Other Services, as applicable, upon thirty (30) days’ notice, during which thirty (30) day period the then-current applicable rate shall apply notwithstanding ARI’s notice to the contrary.
            6.5. Crediting of Management Payments. Crediting of Management Payments. So long as ARI is the manager pursuant to any railcar management agreement to which any of the railcars owned or managed by ARL or any of its Affiliates is subject (including that certain Railcar Management Agreement, dated as of July 20, 2004, between ARI First LLC and ARI), ARI shall certify to ARL monthly in arrears the aggregate amount of (a) the monthly per car fees payable to ARI under all such agreements and (b) all other fees and amounts payable to ARI under all such agreements that are not, in turn, payable by ARI to ARL under the Railcar Services Agreement, dated as of April 1, 2005, between ARI and ARL, in each case for each calendar month during the Term. ARL shall be entitled to credit all such amounts (referred to in clauses (a) and (b) above) against Payments and Fees payable by it pursuant to Sections 6.1 and 6.3, respectively. All of such amounts that are unable to be so credited by ARL as of the final day of the Term shall be payable by ARI to ARL as of such day.
            6.6. Verification. Upon ARL’s written request given at least two (2) Business Days in advance, ARI will provide ARL with (a) certified copies of invoices to ARI detailing the actual costs of all third Person-provided materials and parts invoiced to ARL pursuant to Section 6.1 and (b) access to ARI’s books and records relating to the Maintenance for the Cars and to the provision of the Services, during normal business hours, for the purpose of copying and making extracts therefrom, at ARL’s expense, to verify ARI’s calculation of the Payments and the Fees, including those for materials, labor and allocated overhead and, in the case of Maintenance, to confirm the costs of Maintenance performed by third parties, and to verify the amounts certified by ARI pursuant to Section 6.5.

            6.7. Most Favored Terms. If, at any time during the Term, ARI provides maintenance, repair and other services similar to those provided hereunder to any other Person on terms (including price and priority) more favorable than those offered to ARL, ARI will promptly notify ARL in writing and will offer and make available to ARL such terms for such period as such more favorable terms are provided to such other Person.
            6.8. Preservation of Rights. Nothing in this Section 6 shall affect the rights of ARL to terminate this Agreement or any of the services to be provided hereunder pursuant to Section 3, 4 or 8.
            7. Indemnification.
            7.1. Indemnification. ARI shall defend, indemnify and hold ARL and its Affiliates and the directors, managers, officers, employees, and agents of each such Person (collectively, the “ARL Indemnified Persons”) harmless from and against any and all claims, actions, damages, losses, liabilities, costs or expenses (including reasonable attorneys’ fees) (each a “Claim”) incurred by or asserted against any ARL Indemnified Person to the extent resulting or arising from any of the following:
                  (a) any breach of or any inaccuracy in any representation or warranty made by ARI in this Agreement or in any certificate delivered pursuant hereto;
                  (b) any breach of or failure by ARI to perform any covenant or obligation of ARI set out or contemplated in this Agreement (including a failure to provide any service as required hereunder in accordance with the standard of care provided herein);
                  (c) the presence, discharge, spillage, release or escape of Hazardous Substances or damage to the environment or noncompliance with any applicable law with respect to Hazardous Substances or the environment (i) at or arising from a facility owned, operated or controlled by ARI or any Affiliate of ARI or (ii) arising from any act, failure to act or omission by ARI or any Affiliate of ARI; and
                  (d) the bad faith, negligence, recklessness or willful misconduct of ARI.
            7.2. Claims Excluded. No Person shall be defended, indemnified, or held harmless from or against, nor exculpated from, any Claim under Section 7.1 to the extent caused by or resulting or arising from such Person’s bad faith, willful misconduct, recklessness, gross negligence, or breach or failure to comply with or perform any obligation under this Agreement, and ARI shall not have any such obligation under Section 7.1 with respect thereto.
            7.3. Third Person Claims. In the event any Person to be indemnified is entitled to indemnification hereunder based upon a claim asserted by a third Person, ARI shall be given prompt notice thereof in reasonable detail; provided, however, the failure to give prompt notice shall not relieve ARI of any liability hereunder, except to the extent ARI is prejudiced by such failure. ARI shall have the right (without prejudice to the right of any ARL Indemnified Person to participate at its expense through counsel of its own choosing) to defend such claim at its expense and through counsel of its own choosing that is reasonably acceptable to the ARL Indemnified Person if ARI gives notice of its intention to do so not later than twenty (20) days following its receipt of notice of such claim from the ARL Indemnified Person (or such shorter time period as is required so that the interests of the ARL Indemnified Person would not be materially prejudiced as a result of its failure to have received such notice from ARI); provided, however, that if the defendants in any action shall include both ARI and an ARL Indemnified Person and the ARL Indemnified Person shall have reasonably concluded that counsel selected by ARI has a conflict of interest because of the availability of different or additional defenses to the ARL Indemnified Person, the ARL Indemnified Person shall have the right to select separate counsel to participate in the defense of such action on its behalf, at the expense of ARI. ARI shall not have the power to bind the ARL Indemnified Person, without the ARL Indemnified Person’s prior written consent, which shall not be unreasonably withheld, with respect to any settlement pursuant to which anything is required other than the payment of money and then only to the extent that ARI shall make full payment of such money. If ARI does not so choose to defend any such claim asserted by a third Person for which the ARL Indemnified Person would be entitled to indemnification hereunder, then the ARL Indemnified Person shall be entitled to recover from ARI, on a monthly basis, all of its reasonable attorneys’ fees and other costs and expenses of litigation of any nature whatsoever incurred in the defense of such claim. If ARI assumes the defense of any such claim, ARI will hold the ARL Indemnified Person harmless from and against any and all damages arising out of any settlement approved by ARI or any judgment in connection with such claim or litigation. Notwithstanding the assumption of the defense of any claim by ARI pursuant to this paragraph, the ARL Indemnified Person shall have the right to approve the terms of any settlement of a claim (which approval shall not be unreasonably withheld or delayed). Notwithstanding anything to the contrary contained herein, ARI will not be liable for any settlement of a claim effected without its prior written consent.
            7.4. Cooperation. ARI and each ARL Indemnified Person shall cooperate in furnishing evidence and testimony and in any other manner that the other may reasonably request, and shall in all other respects have an obligation of good faith dealing, one to the other, so as not to unreasonably expose the other to an undue risk of loss. Each ARL Indemnified Person shall be entitled to reimbursement for out-of-pocket expenses reasonably incurred by it in connection with such cooperation. Except for fees and expenses for which indemnification is provided pursuant to Section 7.1, and as provided in the preceding sentence, each Person shall bear its own fees and expenses incurred pursuant to this Section 7.4.
            7.5. Survival. The indemnity obligations of ARI pursuant to this Section 7 (including, without limitation, obligations to indemnify against third Person claims made after the expiration or termination of the Term) shall survive forever the expiration or termination of the Term.
            8. Termination Events; Remedies.
            8.1. Termination Events. The occurrence of any of the following events shall constitute a “Termination Event” under this Agreement:
                  (a) the failure by ARI to pay when due any amount payable by it hereunder unless such failure shall have been remedied within ten (10) days;

                  (b) breach or failure to comply with or perform any covenant (other than a covenant to make payments referred to in clause (a) of this Section 8.1) to be complied with or performed by ARI hereunder, and such default shall not have been remedied within thirty (30) days;
                  (c) the commencement of any case or proceeding against ARI (i) under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (ii) seeking to adjudge ARI a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of ARI under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of ARI or of any substantial part of the property of, or ordering the winding up or liquidation of the affairs of ARI, and (x) the entry of an order for relief in any of the foregoing or any such adjudication or appointment shall occur or (y) the continuance of any such case or proceeding undismissed, undischarged or unbonded for a period of sixty (60) consecutive days;
                  (d) the commencement by ARI of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of ARI in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against ARI, or the filing by ARI of a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, or the consent by ARI to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trust, sequestrator or similar official of ARI or of any substantial part of ARI’s property, or the making by it of an assignment for the benefit of creditors, or the admission by ARI in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by ARI in furtherance of any such action;
                  (e) any final judgment or judgments for the payment of money in an aggregate amount in excess of Five Million Dollars ($5,000,000) or its equivalent in another currency is rendered against ARI and the same shall remain undischarged or effectively stayed for a period of sixty (60) days without being contested in good faith and by appropriate proceedings;
                  (f) if ARI shall cease to be actively involved in the railcar maintenance business; or
                  (g) any representation or warranty made herein shall prove to have been false or misleading as of the time made or furnished in any material respect.
            8.2. Remedies Upon Termination Event.
                  (a) Remedies. Upon the occurrence and during the continuation of any Termination Event, ARL, in its sole discretion, may (i) terminate the Term with respect to any or all of the Maintenance, the Accounting Services, and the Other Services by notice to ARI, which termination shall be effective as of the date of such notice or such later date, in the discretion of ARL, as such notice may specify, (ii) proceed by appropriate court action to enforce performance of this Agreement by ARI, or (iii) sue to recover actual direct damages (including lost rents) that result from a breach hereof, and ARI shall bear the other party’s costs and expenses, including reasonable attorney’s fees, in securing such enforcement or damages. Upon the occurrence and during the continuation of any Termination Event, ARL is authorized and empowered to execute and deliver, on behalf of ARI, as attorney-in-fact or otherwise, any and all documents and perform any and all other acts or things necessary or appropriate to effect the termination of any or all of the Maintenance, the Accounting Services, and the Other Services hereunder.
                  (b) Additional Remedies upon Termination. Upon the occurrence and during the continuation of a Termination Event and the termination of the Term by ARL as provided in Section 8.2(a)(i), ARL may (i) (A) demand and be entitled to delivery to ARL or its assignee of each Car then in the possession or control of ARI, but not subject to a User Lease, pursuant to Section 4.6 (except that the costs and expenses of assembly, delivery, storage and transportation of such Cars in such case shall be at the expense of ARI) or (B) enter upon (or cause its designee to enter upon) any premises where such Cars not subject to a User Lease may be located and take possession of them free from any rights of ARI and (ii) demand and be entitled to receive copies of all of ARI’s records regarding the Cars, the Maintenance, and the Services. ARI (x) agrees to cooperate fully with ARL or its assignees in connection with the transfer of ARI’s rights and duties hereunder to a third Person and (y) expressly waives any and all claims against ARL for damages of whatever nature arising out of or resulting from the termination of ARI’s servicing rights as to the Cars as properly permitted hereunder. Notwithstanding the foregoing, ARI agrees that if it breaches any of its obligations hereunder, ARL would sustain irreparable harm, and, therefore, in addition to any other remedies that ARL may have under this Agreement or otherwise, ARL shall be entitled to seek specific performance by ARI of its obligations hereunder and/or an injunction from any court of competent jurisdiction restraining ARI from committing or continuing any violation of this Agreement. ARI acknowledges that damages at law would not be an adequate remedy in the event that ARI breaches its obligations hereunder and, therefore, agrees that if ARL shall institute any action or proceeding to enforce those obligations, ARI hereby waives and agrees not to assert the claim or defense that ARL has an adequate remedy at law. Nothing herein shall be construed as prohibiting ARL from pursuing any other remedies available to it for any breach or threatened breach, including the recovery of damages from ARI.
            8.3. Remedies Cumulative. Each and every right, power and remedy herein specifically given to ARL shall be in addition to every other right, power and remedy herein specifically given or now or hereafter existing at law or in equity, and each and every right, power and remedy may be exercised from time to time and simultaneously and as often and in such order as may be deemed expedient by ARL with respect to any subsequent payments or defaults hereunder. All such rights, powers and remedies shall be cumulative, and the exercise of one shall not be deemed a waiver of the right to exercise any other or others. No delay or omission of ARL with respect to any subsequent payments or defaults hereunder in the exercise of any such right, power or remedy and no extension of time for any payment due hereunder shall impair any such right, power or remedy or shall be construed to be a waiver of any default or an acquiescence therein. Any extension of time for payment hereunder or other indulgence duly granted by ARL to ARI shall not otherwise alter or affect the respective rights and obligations of ARL and ARI, as the case may be, with respect to any subsequent payments or defaults hereunder. The acceptance of any payment by ARL after it shall have become due hereunder shall not be deemed to alter or affect the respective rights and obligations of ARL and ARI with respect to any subsequent payments or defaults hereunder.
            9. Force Majeure. Neither party hereto shall be deemed to be in breach or in violation of this Agreement if such Person is prevented from performing any of its obligations hereunder for any reason beyond its reasonable control, including, without limitation, acts of God, riots, strikes, fires, storms, wars, terrorism, insurrections, or public disturbances, or any regulation of any Governmental Authority.
            10. Consents. Whenever the consent or approval of ARL is required hereunder, such consent or approval may be withheld by ARL in ARL’s sole, absolute and unrestricted discretion except in such cases where this Agreement specifically provides that such consent or approval shall not be unreasonably withheld.
            11. Entire Agreement; Modification and Waiver. This Agreement (including the recitals herein and any schedules or exhibits hereto, each of which is an integral part of this Agreement) sets forth the entire agreement and understanding between ARL and ARI with respect to the subject matter hereof. This Agreement may not be waived, changed, altered, modified or amended in any respect without a writing to that effect, signed by both of the parties hereto. Failure of a party to enforce one or more of the provisions of this Agreement or to exercise any option or other rights hereunder or to require at any time performance of any of the obligations hereof shall not in any manner be construed (a) to be a waiver of such provisions by such party, (b) to affect the validity of this Agreement or such party’s right thereafter to enforce each and every provision of this Agreement, or (c) to preclude such party from taking any other action at any time that it would be legally entitled to take.
            12. Communications. All notices, requests, demands, consents, approvals, reports, statements and other communications under this Agreement shall be in writing and shall be deemed to have been given (a) upon receipt when delivered by hand, overnight delivery service or facsimile transmission with respect to which receipt has been acknowledged or (b) three (3) business days after mailing, by registered or certified mail, postage prepaid, return receipt requested or (c) upon delivery when delivered by email (which mode of delivery may only be used with respect to any notice delivered by ARL pursuant to Section 2.2), and addressed to the party for whom intended at the following addresses or such changed address as such parties may have fixed by notice:

To ARL:

American Railcar Leasing LLC
100 Clark Street
St. Charles, Missouri 63301
Attention: Treasurer
Telecopy no.: (636) 940-6044
Telephone no.: (636) 940-6000

To ARI:

American Railcar Industries, Inc.
100 Clark Street
St. Charles, Missouri 63301
Attention: Chief Financial Officer
Telecopy no.: (636) 940-6044
Telephone no.: (636) 940-6000
Email: wbenac@americanrailcar.com
provided, however, that any notice of change of address shall be effective only upon receipt.
            13. Construction of ARL’s Expense. Any action required to be performed by ARI at ARL’s expense pursuant to this Agreement shall be performed at ARI’s cost without markup.
            14. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CHOICE OF LAW PRINCIPLES) APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED THEREIN.
            15. Severability. Any provision of this Agreement that may be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof so long as the economic or legal substance of the transactions contemplated thereby is not affected in any manner adverse to any party. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the parties hereby waive any provision of law that renders any provision of this Agreement prohibited or unenforceable in any respect. In addition, in the event of any such prohibition or unenforceability, the parties agree that it is their intention and agreement that any such provision that is held or determined to be prohibited or unenforceable, as written, in any jurisdiction shall nonetheless be in force and binding to the fullest extent permitted by the law of such jurisdiction as though such provision had been written in such a manner and to such an extent as to be enforceable therein under the circumstances.
            16. Restricted Transactions; Successors and Assigns.
            16.1. Restricted Transactions. ARI shall not assign or transfer any of its rights or obligations hereunder whether by operation of law or otherwise without the prior consent of ARL. ARI shall not be merged into or with or be consolidated with any Person in a transaction whereby ARI is not the Person resulting from such transaction, nor shall ARI transfer all or a substantial portion of its business or assets to another Person, unless the Person resulting from any such merger or consolidation, or the Person to which all or a substantial portion of the business or assets of ARI may be transferred, delivers to ARL an agreement, in form and substance reasonably satisfactory to ARL, that is a legal, valid, binding and enforceable assumption by such Person of the due and punctual performance and observance of each term, obligation, covenant and condition of ARI under this Agreement; provided, that any such agreement shall provide that Section 3 of this Agreement shall be deleted in its entirety and such Section 3 shall be replaced in its entirety by the following: 3.1 Duration of Term. (a) The Term shall commence on the date hereof and shall continue until December 31, 2014 unless terminated on an earlier date by ARL in accordance with the terms and conditions set forth herein. The obligations of ARL and ARI hereunder arising during the Term, or as may otherwise be specifically provided for in this Agreement, shall survive the expiration or earlier termination of the Term. (b) ARL, in its sole discretion, may terminate the Term with respect to any or all of the Maintenance, the Accounting Services, and the Other Services by thirty (30) days’ prior notice to ARI, which termination shall be effective as of the thirtieth (30th) day after the date of such notice or such later date, in the discretion of ARL, as such notice may specify, and upon the effective date of any such termination, ARL shall no longer be responsible for any Payments, Fees, or other expense associated with such terminated Services. 3.2 Resignation of ARI. ARI may not resign from its obligations and duties hereunder, except (i) with the prior written consent of ARL or (ii) upon a determination that ARI’s performance of such duties is no longer permissible under applicable law. Any such determination permitting the resignation of ARI pursuant to clause (ii) above shall be evidenced by an opinion of independent counsel, in form and substance reasonably satisfactory to ARL, to such effect delivered to ARL. 3.3 Successor to ARI. Notwithstanding anything in this Agreement to the contrary, no resignation by ARI under this Agreement will become effective until a successor Person agrees with ARL to, or ARL shall on its own behalf, perform services substantially similar to the services required to be performed by ARI under this Agreement, and ARI shall continue to perform its obligations and duties until the commencement of such services by such Person or ARL.
            16.2. Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties hereto.
            16.3. .
            17. Third Party Beneficiaries. The terms and provisions of this Agreement are intended for the benefit of each party hereto and their respective successors or permitted assigns and for each other Person that has a beneficial interest in the Cars from time to time, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.
            18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
            19. CONSENT TO JURISDICTION. ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST ARI OR ARL ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY TRANSACTION CONTEMPLATED HEREBY, MAY BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, STATE OF NEW YORK AND ARI AND ARL EACH WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING AND, SOLELY FOR THE PURPOSES OF ENFORCING THIS AGREEMENT, ARI AND ARL EACH IRREVOCABLY SUBMITS

TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING.
            20. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, AS AGAINST THE OTHER PARTY HERETO, ANY RIGHTS IT MAY HAVE TO A JURY TRIAL IN RESPECT OF ANY CIVIL ACTION OR PROCEEDING (WHETHER ARISING IN CONTRACT OR TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING UNDER OR RELATING TO THIS AGREEMENT, INCLUDING IN RESPECT OF THE NEGOTIATION, ADMINISTRATION OR ENFORCEMENT HEREOF OR THEREOF.
[Signature page follows]

            IN WITNESS WHEREOF, the parties hereto have executed this Railcar Servicing Agreement as of the date first above written.

AMERICAN RAILCAR LEASING LLC

By:	American Railcar Industries, Inc.,
its managing member

By:	/s/ James J. Unger

Name: James J. Unger
Title: President and Chief Executive Officer

AMERICAN RAILCAR INDUSTRIES, INC.

By:	/s/ James J. Unger

Name: James J. Unger
Title: President and Chief Executive Officer
[Signature Page to Railcar Servicing Agreement]